EXHIBIT 16.1

Aaron Stein
Certified Public Accountant
981 Allen Lane
P.O. Box 406
Woodmere, NY 11598
(516) 569-0520

October 1, 2007

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Isdera, North America, Inc.

Ladies and Gentlemen:

I have read the statements made by Isdera, North America, Inc. in Item 4.01(a) of the accompanying Current Report on Form 8-K-A (Commission file number 005-83194), which is being filed with the U.S. Securities and Exchange Commission.

I have no comments or disagreements with the statements made therein, except that I am not in a position to agree or disagree with Isdera, North America, Inc. statements with regard to actions by it’s Board of Directors.

Very truly yours,

Aaron Stein, CPA